AGREEMENT AND PLAN OF MERGER

                         dated as of September 26, 1997

                                  by and among

                                METALS USA, INC.

                              HTL ACQUISITION CORP.

                              HARVEY TITANIUM, LTD.

                                       and

                             the Seller named herein
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                               TABLE OF CONTENTS


                                                                          Page

1     THE MERGER.............................................................1
      1.1   The Merger.......................................................1
      1.2   Effective Time...................................................1
      1.3   Certificate of Incorporation, By-laws and Board of Directors of Surviving Corporation.........................................2
      1.4   Effect of Merger.................................................2
      1.5   Manner of Conversion.............................................3
      1.6   Delivery of Certificates.........................................4
      1.7   Closing..........................................................4
      1.8   Name Change......................................................4

2.    REPRESENTATIONS AND WARRANTIES OF THE SELLER...........................4
      2.1   Due Organization.................................................4
      2.2   Authorization....................................................5
      2.3   Capital Stock of the Company.....................................5
      2.4   Subsidiaries.....................................................5
      2.5   Financial Statements.............................................5
      2.6   Liabilities and Obligations......................................6
      2.7   Accounts and Notes Receivable....................................6
      2.8   Permits and Intangibles..........................................6
      2.9   Environmental Matters............................................7
      2.10  Personal Property................................................8
      2.11  Significant Customers; Material Contracts and Commitments........8
      2.12  Real Property....................................................9
      2.13  Insurance........................................................9
      2.14  Compensation; Employment Agreements; Organized Labor Matters.....9
      2.15  Employee Benefit Plans..........................................10
      2.16  Conformity with Law; Litigation.................................11
      2.17  Taxes...........................................................12
      2.18  No Violations; All Required Consents Obtained...................12
      2.19  Government Contracts............................................13
      2.20  Absence of Changes..............................................13

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      2.21  Powers of Attorney..............................................14
      2.22  Competing Lines of Business; Related-party Transactions.........14
      2.23  Disclosure......................................................14
      2.24  Prohibited Activities...........................................15
      2.25  Certain Business Practices......................................15

3.    REPRESENTATIONS OF METALS.............................................15
      3.1   Due Organization................................................15
      3.2   Authorization...................................................15
      3.3   No Violations...................................................15
      3.4   Validity of Obligations.........................................16
      3.5   Capital Stock...................................................16
      3.6   Financial Statements............................................16
      3.7   No Material Adverse Change......................................16

4.    COVENANTS PRIOR TO CLOSING............................................16
      4.1   Access and Cooperation; Due Diligence...........................16
      4.2   Conduct of Business Pending Closing.............................17
      4.3   Prohibited Activities...........................................17
      4.4   No Shop.........................................................18
      4.5   Notice to Bargaining Agents.....................................18
      4.6   Agreements......................................................19
      4.7   Notification of Certain Matters.................................19
      4.8   Amendment of Schedules..........................................19
      4.9   Further Assurances..............................................19
      4.10  Compliance with the Hart-Scott-Rodino Antitrust
            Improvements Act of 1976 (the "HSR Act")........................19
      4.11  Notices and Consents............................................20
      4.12  Seller's Commitment.............................................20

5.    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
      AND THE COMPANY.......................................................20
      5.1   Representations and Warranties; Performance of Obligations......20
      5.2   Satisfaction....................................................20
      5.3   Consents and Approvals..........................................20
      5.4   Employment and Consulting Agreements............................21
      5.5   Opinion of Counsel..............................................21
      5.6   Registration....................................................21

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      5.7   No Material Adverse Effect......................................21
      5.8   Tax Matters.....................................................21

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF METALS AND NEWCO...............21
      6.1   Representations and Warranties; Performance of Obligations......21
      6.2   No Material Adverse Effect......................................22
      6.3   Satisfaction....................................................22
      6.4   Opinion of Counsel..............................................22
      6.5   Consents and Approvals..........................................22
      6.6   Good Standing Certificates......................................22
      6.7   Employment Agreement............................................22
      6.8   Escrow Agreement................................................22

7.    POST-CLOSING COVENANTS................................................22
      7.1   Future Cooperation..............................................23
      7.2   Expenses........................................................23
      7.3   Preservation of Tax and Accounting Treatment....................23
      7.4   Preparation and Filing of Tax Returns...........................23
      7.5   Preservation of Employee Benefit Plans..........................23

8.    INDEMNIFICATION.......................................................24
      8.1   Survival of Seller's Representations and Warranties.  ..........24
      8.2   General Indemnification by the Seller...........................24
      8.3   Indemnification by Metals.......................................25
      8.4   Specific Indemnification........................................25
      8.5   Third Person Claims.............................................25
      8.6   Method of Payment...............................................26
      8.7   Limitations on Indemnification..................................26

9.    TERMINATION OF AGREEMENT..............................................27
      9.1   Termination.....................................................27
      9.2   Liabilities in Event of Termination.............................27

10.   NONCOMPETITION........................................................28
      10.1  Prohibited Activities...........................................28
      10.2  Equitable Relief................................................28
      10.3  Reasonable Restraint............................................28

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      10.4  Severability; Reformation.......................................29
      10.5  Independent Covenant............................................29

11.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION.............................29
      11.1  General.........................................................29
      11.2  Equitable Relief................................................30
      11.3  Survival........................................................30

12.   SECURITIES LAW MATTERS................................................30
      12.1  Contractual Restrictions........................................30

13.   GENERAL...............................................................31
      13.1  Successors and Assigns..........................................31
      13.2  Entire Agreement................................................31
      13.3  Counterparts....................................................31
      13.4  Brokers and Agents..............................................31
      13.5  Notices.........................................................31
      13.6  Governing Law...................................................32
      13.7  Survival of Representations and Warranties......................32
      13.8  Effect of Investigation; Knowledge..............................32
      13.9  Exercise of Rights and Remedies.................................33
      13.10 Time............................................................33
      13.11 Reformation and Severability....................................33
      13.12 Remedies Cumulative.............................................33
      13.13 Captions........................................................33
      13.14 Press Releases and Public Announcements.........................33
      13.15 No Third-Party Beneficiaries....................................33

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                                    ANNEXES

Annex I     -     Form of Employment Agreement

Annex II    -     Form of Opinion of Counsel to Company and
                  Seller

Annex III   -     Form of Opinion of Counsel to Metals

Annex IV    -     Form of Escrow Agreement

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
                         AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 26, 1997 by and among Metals USA, Inc., a Delaware corporation ("Metals"), HTL Acquisition Corp., a Delaware corporation wholly owned by Metals ("Newco"), Harvey Titanium, Ltd., a California corporation (the "Company"), and Barry Harvey, the sole stockholder of the Company (the "Seller").

      WHEREAS, the respective Boards of Directors of Newco and the Company (collectively called the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that the Company merge with and into Newco pursuant to this Agreement and the applicable provisions of the laws of the State of California (the "State of Incorporation") and of the State of Delaware; and

      WHEREAS, the Boards of Directors of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1     THE MERGER

      1.1 THE MERGER. On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), the Company shall be merged with and into Newco (the "Merger") and the separate existence of the Company shall cease, all in accordance with the provisions hereof and of the law of the State of Incorporation and Delaware. Newco shall be the surviving corporation in the Merger and, after the Effective Time, is sometimes hereinafter called the "Company" or the "Surviving Corporation".

      1.2 EFFECTIVE TIME. The Merger shall become effective at such time (the "Effective Time") as a certificate of merger, in form appropriate for filing, is filed with the Secretary of State of the State of Delaware (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement. A certificate of merger also shall be filed with the appropriate authorities of the State of Incorporation prior to the date six months after the date on which the Effective Time occurs.

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      1.3 CERTIFICATE OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF
SURVIVING CORPORATION. At the Effective Time:

            (i) the Certificate of Incorporation of Newco then in effect shall be the Certificate of Incorporation of the Surviving Corporation until they shall thereafter be duly amended;

            (ii) the By-laws of Newco then in effect shall be the By-laws of the Surviving Corporation until they shall thereafter be duly amended;

            (iii) the members of the Board of Directors of the Company immediately prior to the Effective Time shall become the members of the Board of Directors of the Surviving Corporation, and Michael J. Kirksey shall also become a director of the Surviving Corporation (and the Surviving Corporation shall take such action as may be necessary to effect the appointment of Mr. Kirksey to the such Board of Directors), and such persons shall serve as such until their resignation or replacement in accordance with the provisions applicable law and of the Certificate of Incorporation and By-laws of the Surviving Corporation; and

            (iv) the officers of the Company immediately prior to the Effective Time shall become officers of the Surviving Corporation holding the positions and titles with the Surviving Corporation they held with the Company immediately prior to the Effective Time, and Michael J. Kirksey shall be appointed as a Vice President of the Surviving Corporation, Keith St. Clair shall be appointed as an Assistant Treasurer of the Surviving Corporation and John A. Hageman shall be appointed as an Assistant Secretary of the Surviving Corporation, each of such officers to serve, subject to the provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, until his or her successor is duly elected and qualified.

      1.4 EFFECT OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in the law of the State of Incorporation and Delaware. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Newco shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of the Company shall be merged with and into Newco, and Newco, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time, the separate existence of the Company shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private, nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all taxes, including those due and owing and those accrued, and all other choses in action, and all and every other interest of or belonging to or due to the Company and Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Company and Newco; and the title to any real estate, or

                                    -2-
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interest therein, whether by deed or otherwise, under the laws of the state of incorporation or Delaware vested in the Company and Newco, shall not revert or be in any way impaired by reason of the Merger. Except as otherwise provided herein, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Company and Newco and any claim existing, or action or proceeding pending, by or against the Company or Newco may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and all debts, liabilities and duties of the Company and Newco shall attach to the Surviving Corporation, and may be enforced against such Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by such Surviving Corporation.

      1.5 MANNER OF CONVERSION. The manner of converting the shares of (i) outstanding capital stock of the Company ("Company Stock") and (ii) the capital stock of Newco ("Newco Stock") issued and outstanding immediately prior to the Effective Time, respectively, into shares of (x) Metals Stock (as defined below) and (y) common stock of the Surviving Corporation, respectively, shall be as follows:

      As of the Effective Time:

            (i) each share of Company Stock issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into the right to receive its pro rata interest in the aggregate consideration payable to all holders of Company Stock, which consideration shall be $35,540,000, consisting of (a) $15,770,000 in cash (payable by wire transfer of immediately available funds), (b) delivery of 1,292,363 shares of Metals Stock, and (c) such additional amount, if any, as may be distributed to Seller in accordance with the terms of the Escrow Agreement being entered into in connection herewith; and

            (ii) all shares of Company Stock, if any, that are held by the Company as treasury stock shall be canceled and retired and no shares of Metals Stock or other consideration shall be delivered or paid in exchange therefor; and

            (iii) each share of Newco Stock issued and outstanding immediately prior to the Effective Time, shall continue and remain unaffected by the Merger, and such shares shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time, and all of such shares shall be owned by Metals.

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      Pursuant to the right described in Section 1.5(i) above, 1,292,363 shares of Metals Stock were issued to Seller at the Effective Time.

      1.6 DELIVERY OF CERTIFICATES. At the Closing, in addition to the other instruments and agreements contemplated hereby, (i) the Seller shall deliver to Metals the certificates representing the Company Stock, duly endorsed by the Seller, or accompanied by duly executed stock powers, and (ii) Metals shall deliver to the Seller certificates representing the Metals Stock described in
Section 1.5(i) above. The Seller agrees promptly to cure any deficiencies with respect to the endorsement of the stock certificates or other documents of conveyance with respect to such Company Stock or with respect to the stock powers accompanying any Company Stock.

      1.7 CLOSING. The closing of the transactions contemplated by this Agreement shall take place on the date hereof (the "Closing Date") by the exchange of faxed documents and signature pages, which shall be followed by the exchange of manually signed originals of all documents contemplated hereby promptly after the Closing Date.

      1.8 NAME CHANGE. After the Effective Time, the Surviving Corporation shall have the right to change its name to "Harvey Titanium, Ltd."

2.    REPRESENTATIONS AND WARRANTIES OF THE SELLER

      For purposes of this Section 2, except as otherwise indicated, the term "Company" shall mean Harvey Titanium, Ltd. and all of its Subsidiaries, if any. The Seller represents and warrants to Metals, except as set forth on Seller's disclosure schedule attached hereto (the "Disclosure Schedule"; it being agreed that each reference herein to any numbered Schedule shall mean the appropriate portion of the Disclosure Schedule) as follows:

      2.1 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Incorporation, and has all requisite power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a material adverse effect on the business, assets, operations or condition (financial or otherwise), of the Company taken as a whole (as used herein with respect to the Company, or with respect to any other person, a "Material Adverse Effect"). Schedule 2.1 sets forth a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and By-laws, each as amended, of the Company (the "Charter Documents") have been provided to Metals. The stock records of the Company made available to Metals are correct and complete in all material respects. There are no minutes in the possession of the Company or the Seller which have not been made available to Metals.

      2.2 AUTHORIZATION. (i) The representatives of the Company executing this Agreement have the authority to enter into and bind the Company to the terms of this Agreement and (ii) the Company has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby, all of which have been unanimously approved by all of the shareholders and the Board of Directors of the Company. This Agreement has been validly executed and delivered by the Company and the Seller and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms.

      2.3 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists solely of (i) 7,500 shares of common stock, no par value, of which 489 shares are issued and outstanding and constitute all of the Shares, all of which are owned of record and beneficially by the Seller free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions (other than restrictions on transfer resulting solely from applicable state or federal securities laws), encumbrances and claims of every kind, except as set forth on Schedule 2.3. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. None of the Shares were issued in violation of any preemptive rights or similar rights of any person. No option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any additional shares of its capital stock or obligates the Seller to transfer any of the Shares to any person.

      2.4 SUBSIDIARIES. Except as set forth on Schedule 2.4, the Company has no subsidiaries or d/b/a names and has not conducted business under any other name except its legal name as set forth in its Charter Documents. Except as set forth in Schedule 2.4, the Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or other business entity, and the Company is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

      2.5 FINANCIAL STATEMENTS. Schedule 2.5 hereto includes complete and correct copies of the balance sheets of the Company as of June 30, 1997 (the "Balance Sheet Date") and June 30, 1996 and 1995 and the related statements of operations, stockholder's equity and cash flows for the three-year period ended June 30, 1997, together with the related notes and schedules (such balance sheets, the related statements of operations, stockholder's equity and cash flows and the related notes and schedules are referred to herein as the "Year-end Financial Statements"). The Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved ("GAAP") and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

      2.6 LIABILITIES AND OBLIGATIONS. Except as and to the extent disclosed and adequately provided for in the Financial Statements or on the Disclosure Schedule, the Company has no liabilities or obligations of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise. Except and to the extent disclosed on the Disclosure Schedule, there are no claims, liabilities or obligations, nor any reasonable basis for assertion against the Company, of any claim, liability or obligation, of any nature whatsoever.
Schedule 2.6 contains a reasonable good faith estimate of the maximum amount which may be payable with respect to liabilities which are not fixed. For each such liability for which the amount is not fixed, Schedule 2.6 includes a summary description of the liability. Copies of all relevant documentation relating thereto have been furnished to Metals.

      2.7 ACCOUNTS AND NOTES RECEIVABLE. Schedule 2.7 sets forth an accurate list of the accounts and notes receivable of the Company, as of the Balance Sheet Date and generated subsequent to the Balance Sheet Date, including any such amounts which are not reflected in the balance sheet as of the Balance Sheet Date. Receivables from and advances to employees and the Seller and any entities or persons related to or affiliated with the Seller are separately identified on Schedule 2.7. Schedule 2.7 also sets forth an accurate aging analysis of all accounts, notes and other receivables as of the Balance Sheet Date, showing amounts due in 30-day aging categories. Except to the extent reflected on Schedule 2.7, all such accounts, notes and other receivables were incurred in the ordinary course of business, are stated in accordance with GAAP and, to the best of the Stockholder's knowledge, are collectible in the amounts shown on Schedule 2.7, net of reserves reflected in the balance sheet as of the Balance Sheet Date.

      2.8 PERMITS AND INTANGIBLES. The Company holds all licenses, franchises, permits and other governmental authorizations ("Authorizations") required in connection with the conduct of the Company's business except where the failure to hold any such Authorization would not have a Material Adverse Effect.
Schedule 2.8 sets forth an accurate list and summary description of all such Authorizations, including permits, titles (including licenses, franchises, certificates, trademarks, trade

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
names, patents, patent applications and copyrights owned or held by the Company or any of its employees (including interests in software or other technology systems, programs and intellectual property) (collectively, the "Intangible Assets") (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on Schedule 2.9). To the best of the Company's knowledge, the Intangible Assets and other Authorizations listed on Schedules 2.8 and 2.9 are valid, and the Company has not received any notice that any person intends to cancel, terminate or not renew any such Intangible Assets or other Authorization. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Intangible Assets and other Authorizations listed on Schedules 2.8 and 2.9 and is not in violation of any of the foregoing except where any such violation would not have a Material Adverse Effect. Except as specifically set forth on Schedule 2.8 or 2.9, (a) the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such Intangible Assets or Authorizations, and (b) all of such rights and benefits will be rights and benefits of the Surviving Corporation upon consummation of the Merger.

      2.9 ENVIRONMENTAL MATTERS. The Company has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Law) except to the extent that noncompliance with any Environmental Laws, either singly or in the aggregate, (i) has not had and will not have a Material Adverse Effect on the Company or any of its businesses, and (ii) will not necessitate any material expenditure by or on behalf of the Company. The Company has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances, a list of all of which permits and approvals is set forth on Schedule 2.9, and have reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled. During the time the Company has been in possession, there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by the Company, and, to the knowledge of the Company, there were no such releases prior to the time the Company took possession of such properties, except as permitted by Environmental Laws. There is no on-site or off-site location to which the Company has transported or disposed of Hazardous Wastes, Hazardous

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Materials or Hazardous Substances or arranged for the transportation of
Hazardous Wastes, Hazardous Materials or Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which is reasonably likely to lead to any claim against the Company or Metals for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act or (iv) comparable state or local statutes and regulations. The Company has no contingent liability in connection with any release of any Hazardous Waste, Hazardous Material or Hazardous Substance into the environment.

      2.10 PERSONAL PROPERTY. Schedule 2.10 sets forth an accurate list of (a) all material personal property included in "plant, property and equipment" on the balance sheet of the Company, (b) all other personal property material to the operations of the Company owned by the Company with an individual value in excess of $10,000 as of the Balance Sheet Date or acquired since the Balance Sheet Date, (c) all material leases and agreements in respect of personal property (true, complete and correct copies of which have been provided to Metals) and (d) an indication as to which assets are currently owned, or were formerly owned, by Seller, relatives of Seller, or Affiliates of the Company or the Seller. Except as set forth on Schedule 2.10, (i) all material personal property used by the Company in its business is either owned by the Company or leased by the Company pursuant to a lease included on Schedule 2.10, (ii) all of the personal property listed on Schedule 2.10 is in good working order and condition, ordinary wear and tear excepted and (iii) all leases and agreements included on Schedule 2.10 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. Except as set forth on Schedule 2.10, the Company has good and marketable title to the tangible and intangible personal property it purports to own, subject to no mortgage, lien, charge, encumbrance, easement, or security interests, except (a) liens for current taxes not due and payable,
(b) purchase money security interests incurred in the ordinary course of business, (c) matters disclosed in the Financial Statements, (d) any such matters that do not in the aggregate materially detract from the value of the property or materially detract from or interfere with the use of property in the ordinary conduct of business as currently conducted, (e) the matter set forth on
Schedule 2.10, or (f) materialmens', mechanics', carriers', workmens', repairmens' or other like liens arising in the ordinary course of business (collectively, "Encumbrances").

      2.11 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. Schedule
2.11 sets forth a list of (i) all customers representing 2% or more of the Company's revenues in either fiscal 1996 or fiscal 1997, and (ii) all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land). True, complete and correct copies of such agreements have been provided to Metals. None of the Company's significant customers (including those identified on Schedule 2.11) have canceled or substantially reduced or, to the knowledge of the Company, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Company. The Company has complied with all material commitments and obligations pertaining to it, and is not in default under any contracts or agreements listed on Schedule 2.11 and no notice of default under any such contract or agreement has been received. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such contracts or agreements, and all of the rights and benefits under all such contracts and agreements will be rights and benefits of the Surviving Corporation upon consummation of the Merger. The Company has no plans or projects involving the opening of new operations, expansion of existing operations, the acquisition of any property, business or assets requiring, in any event, the payment of more than $50,000.

      2.12 REAL PROPERTY. Schedule 2.12 includes a list of all real property owned or leased by the Company at the date hereof, and all other real property, if any, used by the Company in the conduct of its business. True, complete and correct copies of all leases and agreements in respect of real property leased by the Company have been provided to Metals, and an indication as to which such properties, if any, are currently owned, or were formerly owned, by Seller or affiliates of the Company or Seller is included in Schedule 2.12. Except as set forth on Schedule 2.12, (a) all of such leases included on Schedule 2.12 are in full force and effect and, to the best knowledge of the Company, constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms, (b) the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such leases, and (c) all of the rights and benefits under all such leases will be rights and benefits of the Surviving Corporation upon consummation of the Merger.

      2.13 INSURANCE. Schedule 2.13 sets forth an accurate list as of the Balance Sheet Date of all insurance policies now carried by the Company and an accurate list of all insurance loss runs and workers compensation claims received for the past five policy years. True, complete and correct copies of all insurance policies currently in effect have been provided to Metals. Such insurance policies evidence all of the insurance that the Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws. None of such policies is a "claims made" policy.

      2.14 COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.
Schedule 2.14 sets forth an accurate list showing all officers, directors and key employees of the Company, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.

      Except as set forth on Schedule 2.14, (i) the Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of the Company are represented by any labor union or covered by any collective bargaining agreement, (iii) to the knowledge of the Company, no campaign to establish such representation is in progress and (iv) there is no pending or, to the best of the Company's knowledge, threatened, labor dispute involving the Company and any group of its employees. The Company has not experienced any labor interruptions over the past three years. The Company considers its relationship with its employees to be good.

      2.15 EMPLOYEE BENEFIT PLANS. Schedule 2.15 sets forth an accurate schedule showing all employee benefit plans of Company, including all agreements or arrangements (other than agreements or arrangements set forth on Schedule 2.14) containing "golden parachute" or other similar provisions, and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans, if any, described on Schedule 2.15, the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," nor does the Company have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 2.15, and is not required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Company's employees.

      Except as set forth on Schedule 2.15, the Company is not now, and will not as a result of its past activities become, liable to the Pension Benefit Guaranty Corporation or to any multi employer employee pension benefit plan under the provisions of Title IV of ERISA. All employee benefit plans listed on
Schedule 2.15 and the administration thereof are in compliance in all material respects with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of Company with respect to any plan listed on Schedule 2.15 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Balance Sheet Date. All plans listed on Schedule
2.15 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") are, and have been, so qualified and have been determined by the Internal Revenue Service to be so qualified. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries have been timely filed or distributed, and copies thereof are included as part of
Schedule 2.15. Neither the Seller, any plan listed in Schedule 2.15 nor the Company has engaged in any transaction prohibited under the provisions of
Section 4975 of the Code or Section 406 of ERISA. No plan listed in Schedule
2.15 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and the Company has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the Pension Benefit Guaranty Corporation. There have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service; no plan listed in
Schedule 2.15 subject to the provisions of Title IV of ERISA has been terminated; there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed in Schedule 2.15; the Company has not incurred liability under Section 4062 of ERISA; and no circumstances exist pursuant to which the Company could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multi employer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes the Company.

      2.16 CONFORMITY WITH LAW; LITIGATION. Except as set forth on Schedule 2.16, there are no claims, actions, suits or proceedings, pending or threatened against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company that, if adversely determined, would have a Material Adverse Effect. Except as set forth on Schedule 2.16, no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company during the last five years and there is no basis therefor. Except as set forth on Schedule 2.16, the Company has conducted for the past five years and now conducts its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable laws, regulations, writs, injunctions, decrees and orders applicable to the Company or its assets, except where any failure to comply would not have a Material Adverse Effect. The Company is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them that could have a Material Adverse Effect.

      2.17 TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. Notwithstanding anything else to the contrary in this Agreement, including, but not limited to, any reference with respect to laws, regulations, filings, GAAP, or other similar matters, all representations and warranties in this Agreement with respect to Taxes are exclusively those set forth under this Section 2.17, and no other representation or warranty shall be deemed to be made with reference to Taxes.

      The Company has timely filed all federal, state and other tax returns or extension requests for all fiscal periods ended on or before the Balance Sheet Date. There are no examinations in progress or claims pending against the Company for federal, state or other taxes (including penalties and interest) for any period or periods prior to or on the Balance Sheet Date and no notice of any claim for taxes, whether pending or threatened, has been received. All Taxes, including interest and penalties, shown on any tax return to be owed by the Company or any member of an affiliated or consolidated group which includes or included the Company, has been paid or an amount sufficient to make such payment has been accrued in the Financial Statements. Copies of (i) any tax examinations, (ii) extensions of time for filing and (iii) the federal and local income tax returns and franchise tax returns of Company (including any subsidiaries) for the last three fiscal years, or such shorter period of time as any of them shall have existed have been delivered to Metals. The Company is not an S corporation. The Company uses the accrual method of accounting for income tax purposes, and the Company's methods of accounting have not changed in the past five years. The Company is not an investment company as defined in Section 351(e)(1) of the Code.

      2.18 NO VIOLATIONS; ALL REQUIRED CONSENTS OBTAINED. The Company is not in violation of any of its Charter Documents . Neither the Company nor, to the knowledge of the Company, any other party thereto, is in default under any lease, instrument, license, permit or material agreement to which the Company is a party or by which its properties are bound (the "Material Documents") that would have a Material Adverse Effect. The execution of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under, any of the terms or provisions of the Material Documents or the Charter Documents. At and after the Closing and the Merger the Surviving Corporation will be entitled to the rights and benefits the under the Material Documents to which the Company is entitled immediately prior to the Merger. Except for consents already obtained, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any material right or benefit. None of the Material Documents prohibits the use or publication of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts the Company or will prevent or restrict the Surviving Corporation or Metals from freely providing services to any person.

      2.19 GOVERNMENT CONTRACTS. The Company is not a party to any governmental contract subject to price redetermination or renegotiation.

      2.20 ABSENCE OF CHANGES. Since the Balance Sheet Date, the Company has conducted its operations in the ordinary course of business and, except as set forth on Schedule 2.20, there has not been:

            (i) any material adverse change in the business, assets, or financial condition of the Company;

            (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting any of the material assets or the business of the Company;

            (iii) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

            (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

            (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, stockholders, employees, consultants or agents;

            (vi) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business of the Company;

            (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Company to any person other than in the ordinary course of business, including, without limitation, the Seller or any of his affiliates;

            (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, other than in the ordinary course of business, including without limitation any indebtedness or obligation of any Seller or any affiliate thereof;

            (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

            (xi) any waiver of any material rights or claims of the Company; provided that this shall not be deemed to apply to ordinary adjustments of bills with non-affiliated customers in a manner consistent with past practice,

            (xii) any amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

            (xiii) any transaction by the Company outside the ordinary course of its business; (xiv) any cancellation or termination of a material contract with a customer or client prior to the scheduled termination date; or

            (xv) any distribution of property or assets by the Company.

      2.21 POWERS OF ATTORNEY. Schedule 2.21 sets forth a schedule as of the date of this Agreement of the name of each person, corporation, firm or other entity holding any general or special power of attorney from the Company and a description of the terms of each such power.

      2.22 COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Neither the Seller nor any other affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Company, except for ownership of less than 1% of the outstanding capital stock of any publicly traded company in which such person has no management or other similar position. Neither the Stockholder nor any officer or director of the

Company has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business.

      2.23 DISCLOSURE. The Seller has provided Metals with all the information that Metals has requested in analyzing whether to consummate the transactions contemplated hereby. There is no fact not disclosed on the Disclosure Schedule that to Seller's actual knowledge has specific application to the Company or its business or assets (other than general economic or industry conditions) which materially adversely affects or, so far as the Seller can reasonably foresee, materially threatens, the Company or its business or assets, or the condition (financial or otherwise), results of operations or prospects of the Company.

      2.24 PROHIBITED ACTIVITIES. Except as set forth on Schedule 2.24, the Company has not, between the Balance Sheet Date and the date hereof, taken any of the actions (Prohibited Activities) described in Section 4.3.

      2.25 CERTAIN BUSINESS PRACTICES. Neither the Company nor, to the knowledge of the Company or the Stockholder, any person acting on behalf of the Company has given or offered anything of value to any governmental official, political party or candidate for government office nor has it or any of them otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

3.    REPRESENTATIONS OF METALS

      Metals represents and warrants that all of the following representations and warranties in this Section 3 are true at the date of this Agreement and shall be true at the time of Closing.

      3.1 DUE ORGANIZATION. Metals and Newco are each duly incorporated, validly existing and in good standing under the laws of the state of their incorporation, and each has the requisite power and authority to carry on its business as it is now being conducted. Metals and Newco are each qualified to do business and is in good standing in each jurisdiction in which the nature of their business makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect.

      3.2 AUTHORIZATION. (i) The representative of Metals and Newco executing this Agreement have the authority to enter into and bind Metals and Newco to the terms of this Agreement and (ii) Metals and Newco have the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

      3.3 NO VIOLATIONS. The execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under any of the terms or provisions of the Certificate of Incorporation or Bylaws of Metals and Newco.

      3.4 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by Metals and Newco and the performance of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Metals and Newco and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of Metals and Newco.

      3.5 CAPITAL STOCK. The authorized capital stock of Metals is as described in the Prospectus contained in Metals' Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on September 12, 1997 (the "Prospectus"). At the date hereof, 18,544,109 shares of Metals Stock are issued and outstanding, 3,122,914 shares of Metals Restricted Voting Common Stock are issued and outstanding, and no shares of Metals Preferred Stock are issued or outstanding. The shares of Metals Stock to be issued to Seller pursuant to this Agreement will be validly issued, fully paid and nonassessable, and will be freely tradeable, subject to applicable securities laws and the contractual restrictions set forth herein.

      3.6 FINANCIAL STATEMENTS. The financial statements of Metals contained in the Prospectus have been prepared from the books and records of Metals in conformity with GAAP and present fairly the financial position and results of operations of Metals as of the dates of such statements and for the periods covered thereby. The books of account of Metals have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Metals have been properly recorded therein in all material respects.

      3.7 NO MATERIAL ADVERSE CHANGE. Since the date of the most recent financial statements referred to in Section 3.6, there has not been any material adverse change in the business, assets or financial condition of Metals.

4.    COVENANTS PRIOR TO CLOSING

      4.1 ACCESS AND COOPERATION; DUE DILIGENCE. Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of Metals and Newco access (in a manner that will not disrupt the Company's operations) to all of the Company's sites, properties, books and records and will furnish Metals and Newco with such additional financial and operating data and other information as to the business and properties of the Company as Metals and Newco may from time to time reasonably request. The Company will cooperate with Metals and Newco, their representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with the transactions contemplated by this Agreement. Metals, Newco, the Seller and the Company will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 11 hereof.

      4.2 CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Closing Date, the Company will use commercially reasonable efforts to:

            (i) carry on its respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

            (ii) maintain its respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

            (iii) perform in all material respects all of its respective obligations under agreements relating to or affecting its respective assets, properties or rights;

            (iv) use all reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance coverage;

            (v) use its reasonable efforts to maintain and preserve its business organization intact, retain its respective present key employees and maintain its respective relationships with suppliers, customers and others having business relations with the Company;

            (vi) maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities; and

            (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments without the knowledge and consent of Metals (which consent shall not be unreasonably withheld), provided that debt and/or lease instruments may be replaced without the consent of Metals if such replacement instruments are on terms at least as favorable to the Company as the instruments being replaced.

      4.3 PROHIBITED ACTIVITIES. Except as set forth on Schedule 4.3, between the date hereof and the Closing Date, the Company will not, without prior written consent of Metals (which will not be unreasonably withheld):

            (i)   make any change in its Articles of Incorporation or By-laws;

            (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

            (iii) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

            (iv) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except in the normal course of business consistent with past practice in an amount not in excess of $10,000;

            (v) create, assume or permit to exist any new Encumbrance upon any assets or properties whether now owned or hereafter acquired;

            (vi) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

            (vii) negotiate for the acquisition of any business or the start-up of any new business;

            (viii) merge or consolidate or agree to merge or consolidate with or into any other corporation or other entity;

            (ix) waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

            (x) amend or terminate any material agreement, permit, license or other right of the Company;

            (xi) enter into any other transaction outside the ordinary course of its business or prohibited hereunder; or

            (xii) increase or commit to any increase in the salary, bonus, commission or other compensation of any officer, director, employee or agent of the Company.

      4.4 NO SHOP. None of the Seller, the Company, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly:

            (i) solicit or initiate the submission of proposals or offers from any person for,

            (ii) participate in any discussions pertaining to, or

            (iii) furnish any information to any person other than Metals and Newco or their authorized agents relating to, any acquisition or purchase of all or a material amount of the assets (except for sales in the ordinary course of business) of, or any equity interest in, the Company or a merger, consolidation or business combination involving the Company.

      4.5 NOTICE TO BARGAINING AGENTS. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide Metals and Newco with proof that any required notice has been sent.

      4.6 AGREEMENTS. Upon the request of Metals, at, or at any time after, the Closing, the Seller and the Company shall terminate any existing agreements between the Company and the Seller.

      4.7 NOTIFICATION OF CERTAIN MATTERS. The Seller and the Company shall give prompt notice to Metals of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Company or the Seller contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of any Seller or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. Metals shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Metals contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and
(ii) any material failure of Metals to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 4.7 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions to Closing set forth herein, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      4.8 AMENDMENT OF SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing occurs to notify the other parties hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.

      4.9 FURTHER ASSURANCES. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

      4.10 COMPLIANCE WITH THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT"). Each of the parties hereto agrees to cooperate and use its best efforts to comply with the HSR Act. The expiration or termination of the applicable waiting period under the HSR Act shall be deemed a condition precedent in addition to the conditions precedent set forth elsewhere in this Agreement. The costs and expenses of HSR Act filings (including filing fees) shall be borne by the parties required to make the filings.

      4.11 NOTICES AND CONSENTS. The Company will give any notices to third parties, and the Company will use commercially reasonable efforts to obtain any third party consents, that may be necessary to consummate the transactions contemplated hereby or that Metals may request.

      4.12 SELLER'S COMMITMENT. The Seller hereby agrees to cause the Company to comply with its obligations under this Agreement and to use its best efforts to cause the conditions to the Closing to be satisfied.

5.    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE COMPANY

      The obligations of the Seller and the Company with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. If any such conditions has not been satisfied, the Seller shall have the right to terminate this Agreement, or in the alternative, waive any condition not so satisfied. Any act or action of the Seller in consummating the Closing shall constitute a waiver of any conditions not so satisfied. However, no such waiver shall be deemed to affect the survival of the representations and warranties of Metals contained in Section 3 or the indemnification obligations contained in Section 8.

      5.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of Metals contained in Section 3 shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Metals on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date and signed by the President or any Vice President of Metals shall have been delivered to the Seller.

      5.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Seller and his counsel.

      5.3 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated hereby shall have been obtained and made, and no governmental agency or body shall have taken any other action or made any requests of the Company or Seller as a result of which the Seller reasonably deems it inadvisable to proceed with the transactions hereunder.

      5.4 EMPLOYMENT AND CONSULTING AGREEMENTS. Seller shall have been afforded an opportunity to enter into an Employment Agreement with the Company in the form of Annex I.

      5.5 OPINION OF COUNSEL. Seller and the Company shall have received an opinion from counsel for the Purchaser, date of the Closing Date, in substantially the form annexed hereto as Annex III.

      5.6 REGISTRATION. Any registration statement required on the part of Metals to have been declared effective by the Securities and Exchange Commission in order to register the shares of Metal that constitute a portion of the Purchase Price shall have been declared effective.

      5.7 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred with respect to Metals or the Purchaser that would constitute a Material Adverse Effect.

      5.8 TAX MATTERS. The Seller shall have received advice from his tax advisers that the transaction contemplated hereby, to the extent of the receipt of the Metals Stock, will not be taxable and that the Seller will not recognize gain to the extent he exchanges stock of the Company for Metals Stock (but not cash or other property) pursuant hereto.

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF METALS AND NEWCO

      The obligations of Metals and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. If any such conditions has not been satisfied, Metals and Newco shall have the right to terminate this Agreement, or in the alternative, waive any condition not so satisfied. Any act or action of Metals and Newco in consummating the Closing shall constitute a waiver of any conditions not so satisfied. However, no such waiver shall be deemed to affect the survival of the representations and warranties of the Seller contained in Section 2 or the indemnification obligations contained in
Section 8 as they relate to non-waived matters.

      6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller and the Company on or before the

Closing Date, as the case may be, shall have been duly performed or complied with in all material respects; and the Seller shall have delivered to Metals and Newco certificates dated the Closing Date and signed by Seller to such effect.

      6.2 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred with respect to the Company which would constitute a Material Adverse Effect, and the Company shall not have suffered any material loss or damages to any of its material assets, whether or not covered by insurance, or any material adverse change, loss or damage to the Company's business.

      6.3 SATISFACTION. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to Metals and Newco.

      6.4 OPINION OF COUNSEL. Metals shall have received an opinion, dated the Closing Date, substantially in the form annexed hereto as Annex II.

      6.5 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; all consents and approvals of third parties listed on Schedule 2.18 shall have been obtained; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby and no governmental agency or body shall have taken any other action or made any request of Metals or Newco as a result of which Metals reasonably deems it inadvisable to proceed with the transactions hereunder.

      6.6 GOOD STANDING CERTIFICATES. The Seller shall have delivered to Metals certificates, dated as of a date no later than the Closing Date, duly issued by the appropriate governmental authority in the State of Incorporation and in each state in which the Company is authorized to do business, showing the Company is in good standing and authorized to do business.

      6.7 EMPLOYMENT AGREEMENT. Seller shall have entered into the Employment Agreement referred to therein.

      6.8 ESCROW AGREEMENT. The parties identified in the form of Escrow Agreement attached hereto as Annex IV shall have entered into an escrow agreement in the form of Annex IV.

7.    POST-CLOSING COVENANTS

      The parties to this Agreement further covenant and agree as follows:

      7.1 FUTURE COOPERATION. The Seller, the Company, Metals and Newco shall each deliver or cause to be delivered to the other following the date hereof such additional instruments as the other may reasonably request for the purpose of effecting the Merger and fully carrying out the intent of this Agreement.

      7.2 EXPENSES. Metals will pay the fees, expenses and disbursements of Metals and Newco and their agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement. The Seller will pay the fees, expenses and disbursements of the Seller and Seller's agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement.

      7.3 PRESERVATION OF TAX AND ACCOUNTING TREATMENT. After the Closing Date, Metals will not, and will not permit any of its subsidiaries to, undertake any act that would jeopardize the tax-free status of the reorganization contemplated hereby.

      7.4 PREPARATION AND FILING OF TAX RETURNS. The Surviving Corporation, under the direction of Barry Harvey, will prepare and file or cause to be filed all federal and state income tax returns for all taxable periods that end on or before the Closing Date; provided, however, that all such filings shall be reviewed prior to filing by Metals' independent accountants (the "Independent Accountants"), and such filings shall not take any positions the Independent Accountants advise Metals are not supported by substantial authority. Except to the extent of Taxes reserved or accrued on the Financial Statements, Seller will pay or cause to be paid all Tax liabilities owing by the Company for periods prior to the Closing Date, subject to the procedures set forth in Section 8. Each party will provide the other party such cooperation and information as any of them reasonably requests in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Neither Metals nor the Surviving Corporation will amend any tax return of the Company (or the Surviving Corporation) for any period ending on or prior to the Closing Date without the consent of Seller, which consent shall not be unreasonably withheld.

      7.5 PRESERVATION OF EMPLOYEE BENEFIT PLANS. On the Closing Date, the employees of the Company will become the employees of the Purchaser with date of employment and service for all employee benefit purposes dating to the date of their original employment by the Company. The foregoing will not (except as set forth in any Employment Agreement), have any effect on the employment status of any employee and the foregoing will not in any way limit the management rights of the Surviving Corporation to assess work force needs and make appropriate adjustments as necessary or desirable within their discretion subject to applicable laws.

8.    INDEMNIFICATION

      The Seller and Metals each make the following covenants that are applicable to them, respectively:

      8.1 SURVIVAL OF SELLER'S REPRESENTATIONS AND WARRANTIES.

            (a) The representations and warranties of the Seller made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Closing for a period of two years from the Closing Date, except that:

            (i) such representations and warranties that relate to Taxes shall survive until the expiration of the applicable statutes of limitations for such Taxes (including any extensions thereof granted with Seller's consent, which shall not be unreasonably withheld); and

            (ii) the representations and warranties in Sections 2.8, 2.9, 2.16 and 2.25 hereof shall survive for a period of ten years; provided, however, that representations and warranties with respect to which a good faith claim is made, together with related indemnification obligations, within the applicable survival period, shall survive until such claim is finally determined and paid (if applicable).

            (b) The representations and warranties of Metals made in this Agreement and in the certificates delivered in connection herewith shall survive the Closing for a period of two years following the Closing Date, provided, however, that representations and warranties (and related indemnification obligations) with respect to which a good faith claim is made within such two year period shall survive until such claim is finally determined and paid.

            (c) The date on which a representation or warranty expires as provided herein is herein called the "Expiration Date." No claim for indemnification may be made with respect to a representation or warranty after the Expiration Date, other than claims based on fraud.

      8.2 GENERAL INDEMNIFICATION BY THE SELLER. The Seller covenants and agrees that Seller will indemnify, defend, protect, and hold harmless Metals and the Surviving Corporation at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but not limited to, reasonable attorneys' fees and expenses of investigation) (collectively, "Damages") incurred as a result of (i) any breach of any representation or warranty of the Seller set forth herein or in the certificates or other documents delivered at the Closing, and (ii) any breach or nonfulfillment of any covenant or agreement by the Company or the Seller under this Agreement. Metals and the Purchaser acknowledge and agree that other than the representations and warranties of the Seller and the Company specifically contained in this Agreement, there are no representations or warranties of the Seller or the Company, either express or implied, with respect to the transactions contemplated by this Agreement, the Company, its assets, or business.

      8.3 INDEMNIFICATION BY METALS. Metals covenants and agrees that it will indemnify, defend, protect and hold harmless the Seller at all times from and after the date of this Agreement until the Expiration Date from and against all Damages incurred by the Seller as a result of (i) any breach of any representation or warranty of Metals set forth herein or in the certificates delivered at the Closing; (ii) any breach or nonfulfillment of any covenant or agreement by Metals under this Agreement; (iii) any liability, contingent or otherwise, of the Company that was either set forth on the Balance Sheet, disclosed to the Purchaser in the Disclosure Schedule, incurred in the ordinary course of the business of the Company in a manner not requiring disclosure under this Agreement (other than such matters as to which Seller has specifically provided indemnification herein); and (iv) any liability of Seller under his Guaranty of the Lease dated June 1, 1996 between Parr Investment Co. of Santa Monica and the Company relating to the property at 1330 Colorado Avenue, Santa Monica, California.

      8.4   SPECIFIC INDEMNIFICATION.

            (a) In addition to the indemnification provided for in Section 8.1, Seller shall indemnify, defend, protect and hold harmless Metals and the Surviving Corporation from all Damages resulting from any breach of the representation and warranty set forth in Section 2.9.

            (b) In addition to the indemnification provided for in Section 8.1, Seller shall indemnify, defend, protect and hold harmless Metals and the Surviving Corporation from and against all tax liabilities of any nature whatsoever payable by the Company for any period ending on or prior to the Closing Date, to the extent they are in excess of the amounts reserved therefor on the Company's Financial Statements.

      8.5 THIRD PERSON CLAIMS. Promptly after any party hereto (the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") that could give rise to Damages or the commencement of any action or proceeding by a

Third Person that may give rise to a right of indemnification hereunder, such Indemnified Party shall give to the party obligated to provide indemnification hereunder (an "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not relieve such Indemnifying Party from liability under this Section with respect to such claim, action or proceeding, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party (at its own expense) shall have the right and shall be given the opportunity to associate with the Indemnified Party in the defense of such claim, suit or proceedings, and the Indemnified Party and the Indemnifying Party shall make a good faith effort to cooperate in such defense, provided that, unless the Indemnified Party otherwise agrees, counsel for the Indemnified Party shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings. In the event that the Indemnified Party and the Indemnified Party are unable to agree on the selection of lead counsel, each party shall be entitled, at its own expense, to retain counsel and to participate in the defense of such suit, claim or proceeding. The Indemnified Party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure of the Indemnified Party to settle a claim expeditiously could have a Material Adverse Effect on the Indemnified Party, the failure of the Indemnifying Party to act upon the Indemnified Party's request for consent to such settlement within ten business days of the Indemnifying Party's receipt of notice thereof from the Indemnified Party shall be deemed to constitute consent by the Indemnifying Party of such settlement for purposes of this Section.

      8.6 METHOD OF PAYMENT. All claims for indemnification shall be paid in cash. In no event will any Indemnified Party have the right, nor will it assert, any right to withhold payments of amounts otherwise due from the Indemnifying Party, including, but not limited to, any amounts owing at the time or in the future under any Employment Agreement. Any indemnification payment under this
Section 8 will be treated as an adjustment to the exchange consideration for tax purposes unless a final determination with respect to the Indemnified Party or any of its affiliates causes such payment not to be treated as an adjustment to the exchange consideration for United States federal income tax purposes.

      8.7 LIMITATIONS ON INDEMNIFICATION. Metals and the Surviving Corporation and the other persons or entities indemnified pursuant to this Section shall not assert any claim for indemnification hereunder against the Seller until such time as, and solely to the extent that, the aggregate of all claims which such persons may have against such the Seller shall exceed $350,000 (the "Indemnification Threshold"). The Seller shall not assert any claim for indemnification hereunder against Metals until such time as, and solely to the extent that the aggregate of all claims which

Seller may have against Metals shall exceed the Indemnification Threshold. In no event shall Seller or Metals be obligated to make indemnification payments hereunder in excess of an aggregate of $8,000,000.

      No person shall be entitled to indemnification under this Section 8 if and to the extent that such person's claim for indemnification is directly or indirectly caused by a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement.

      The amount of any Damages payable hereunder shall be reduced by the amount of any tax benefit actually realized and any insurance payment actually received by the Indemnified Party as a result of the event giving rise to such Damages.

9.    TERMINATION OF AGREEMENT

      9.1 TERMINATION.This Agreement may be terminated at any time prior to the Closing Date solely:

            (i)   by mutual consent of Metals and the Seller;

            (ii) by the Metals or by the Seller, if the transactions contemplated by this Agreement to take place at the Closing shall not have occurred by October 31, 1997 (the "Termination Date"), unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

            (iii) by Metals or by the Seller if a material breach or default shall be made by the other in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made within ten business days after written notice thereof is delivered to the breaching or defaulting party by the other party.

      9.2 LIABILITIES IN EVENT OF TERMINATION. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses. In no event will any party be obligated to any other party for any Damage in the nature of lost profits, consequential damages, or punitive damages. Any Damage resulting from a breach of this Agreement will be limited to the direct out-of-pocket expenses of the party and subject to the other limitations set forth in this Agreement.

10.   NONCOMPETITION

      10.1 PROHIBITED ACTIVITIES. The Seller will not, for a period of five (5) years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

            (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business offering services or products in direct competition with the Company anywhere in the world or in competition with Metals or any of its subsidiaries within 200 miles of where Metals or any of its subsidiaries conducts business (the "Territory");

            (ii) call upon any person who is, at that time, within the Territory, an employee of the Company, Metals or any of its other subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of the Company, Metals or any of its other subsidiaries;

            (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to the Closing Date, a customer of the Company, Metals or any of its other subsidiaries within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company, Metals or any of its other subsidiaries within the Territory.

      Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Seller from acquiring as a passive investor with no involvement in the operations or management of the business, not more than one percent (1%) of the capital stock of a competing business whose stock is publicly traded on a national securities exchange or over-the-counter market, unless otherwise approved in writing by Metals, such approval not to be unreasonably withheld.

      10.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to the Company or Metals as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company or Metals for which it would have no other adequate remedy, each Seller agrees that the foregoing covenant may be enforced by the Company or Metals in the event of breach by such Seller, by injunctions, restraining orders and other equitable actions.

      10.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section impose a reasonable restraint on the Seller in light of the activities and business of the Company or Metals and its other subsidiaries on the date of the execution of this Agreement and the current plans of the Company or Metals.

      10.4 SEVERABILITY; REFORMATION. The covenants in this Section are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the provisions of this Section 10 shall thereby be reformed.

      10.5 INDEPENDENT COVENANT. The Seller acknowledges that his covenants set forth in this Section 10 are material conditions to Metals' willingness to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller against Metals or any subsidiary thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or Metals of such covenants. It is specifically agreed that the period of five (5) years stated at the beginning of this Section 10, during which the agreements and covenants of each Seller made in this Section 10 shall be effective, shall be computed by excluding from such computation any time during which such Seller shall have been determined by a court of competent jurisdiction to have been in material violation of any provision of this Section 10. The covenants contained in
Section 10 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

11.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      11.1 GENERAL. The Seller recognizes and acknowledges that he has had access to certain confidential information of the Company, such as operational policies, pricing and cost policies, and other information, that are valuable, special and unique assets of the Company. The Seller agrees that he will not disclose such confidential information, or any confidential information of the Company or Metals to which he may have access in the future, to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of the Company or Metals,
(b) following the Closing, such information may be disclosed by Seller as may be required in the course of performing his duties for the Company and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 11.1, unless (i) such information becomes known to the public generally through no fault of the Seller, or (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the Seller shall give prior written notice thereof to the Company or Metals and provide the Company or Metals with the opportunity to contest such disclosure. In the event of a breach or threatened breach by the Seller of the provisions of this Section, the Company or Metals shall be entitled to injunctive or other equitable relief restraining the Seller from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Company or Metals from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages, subject to the limitations of Section 9.2.

      11.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which the Company or Metals would have no other adequate remedy, the Seller agrees that the foregoing covenants may be enforced against him by injunctions, restraining orders and other appropriate equitable relief.

      11.3 SURVIVAL. The obligations of the parties under this Article 11 shall survive the termination of this Agreement for a period of five years.

12.   SECURITIES LAW MATTERS

      12.1 CONTRACTUAL RESTRICTIONS. The Seller agrees that he will not offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of or reduce his risk with respect to any of the shares of Metals Stock issued to the Seller pursuant to this Agreement prior to the date one year after the Closing Date, except with the approval of Metals, which will not be unreasonably withheld. The foregoing shall not apply to any transfer by Seller to a trust, limited liability company, family partnership, S corporation or other entity controlled by Seller for the benefit of Seller, Seller's immediate relatives, or his or their descendants, or any combination of them or (subject to Metals' consent, which will not be unreasonably withheld), any transfer to any charitable, educational, religious or nonprofit organization, provided that any such transferee described in this sentence agrees to be bound by the foregoing one-year holding period. Certificates representing the Metals Stock issued to the Seller shall bear substantially the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTION ON TRANSFER AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE ENCUMBERED, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY SUCH TRANSACTION, UNTIL SEPTEMBER 26, 1998, WITHOUT THE WRITTEN CONSENT OF THE ISSUER.

13.   GENERAL

      13.1 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Metals, and the heirs and legal representatives of the Seller.

      13.2 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Seller, the Company and Metals, and supersede any prior agreement and understanding relating to the subject matter of this Agreement except for the provisions of the Confidentiality Agreement between the parties, which shall remain in effect until the Closing. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the Seller, the Company and Metals.

      13.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      13.4 BROKERS AND AGENTS. Each party agrees to pay and hereby indemnifies the other parties hereto against any fees due to any broker or finder engaged by such party.

      13.5 NOTICES. All notices, including communications required or permitted hereunder shall be in writing. Any notice will be deemed to have been duly given if personally delivered, sent by a recognized messenger or next day courier service or sent by United States mail, telex or facsimile transmission, and will be deemed received, unless earlier received (a) if sent by express, certified or regular mail, return receipt requested, when actually received or delivery refused; (b) if sent by messenger or courier, when actually received or delivery refused; (c) if delivered by hand, on the date of delivery; and (d) if sent by telex or facsimile transmission, on the date sent, so long as a confirming notice is sent by one of the foregoing methods.

            If to Metals, addressed to it at:

                  Metals  USA, Inc.
                  Three Riverway, Suite 600
                  Houston, Texas  77056
                  Attn: General Counsel
                  Facsimile: (713) 965-0067

            If to the Company, addressed to it at:

                  1330 Colorado Avenue
                  Santa Monica, California 90404-3313
                  Facsimile (310) 664-1961

            If to the Seller, addressed to him at:

                  1330 Colorado Avenue
                  Santa Monica, California 90404-3313
                  Facsimile (310) 664-1961

or to such other address as any party hereto shall specify pursuant to this Section from time to time.

      13.6 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of California other than its principles governing conflicts of laws, except to the extent that the law of the State of Delaware applies to the Merger.

      13.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties until the applicable Expiration Date.

      13.8 EFFECT OF INVESTIGATION; KNOWLEDGE. No investigation by the parties hereto in connection with this Agreement or otherwise shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representation and warranty shall survive such investigation.

      13.9 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      13.10 TIME. Time is of the essence with respect to this Agreement.

      13.11 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent reasonably possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      13.12 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      13.13 CAPTIONS. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      13.14 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may, after making a reasonable effort to obtain such approval, make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

      13.15 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    METALS  USA, INC.



                                    By:/s/ A. L. FRENCH
                                       Name:  A. L. French
                                       Title:  CEO


                                    HTL ACQUISITION CORP.



                                    By:/s/ J. MICHAEL KIRKSEY
                                    Name: J. Michael Kirksey
                                    Title: Sr. VP & CFO


                                    HARVEY TITANIUM, LTD.


                                    By:/s/ BARRY HARVEY
                                    Name: Barry Harvey
                                    Title: President & CEO

                 Seller:

                                       /s/ BARRY HARVEY
                                       Barry Harvey
                                       Sole Stockholder

                                       /s/ JERI HARVEY
                                       Jeri Harvey